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                                                                   EXHIBIT 10.27

          TAX DISAFFILIATION AGREEMENT dated as of August 4, 1994, by and between Citadel Holding Corporation, a Delaware corporation ("Citadel"), and Fidelity Federal Bank, A Federal Savings Bank ("Fidelity").


                                    RECITALS

          A. Citadel is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the affiliated group, including Fidelity, have heretofore joined in filing consolidated Federal income tax returns.

          B. Pursuant to the Investors' Purchase Agreements dated as of various dates, among Citadel, Fidelity and the investors' parties thereof (a form of which is included in Annex A to Fidelity's Offering Circular dated July 12,
1994), Fidelity will issue Class A Common Stock and Class C Common Stock such that Fidelity will no longer be a member of the affiliated group of which Citadel is the common parent for Federal income tax purposes (the "Disaffiliation").

          C. Citadel and Fidelity desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Disaffiliation.

          NOW, THEREFORE, the parties hereto agree as follows:


                                   Article I

                                  Definitions
                                  -----------

          For the purposes of this Agreement,

          1.01  "Citadel Group" shall mean, for any period, Citadel and its then
                 -------
Subsidiaries.
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          1.02  "Date of Disaffiliation" shall mean the day on which Fidelity
                 ----------------------
ceases to be a member of the affiliated group of which Citadel is also a member.

          1.03  "Final Determination" shall mean with respect to any issue (1) a
                 -------------------
decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (2) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (3) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

          1.04  "Fidelity Group" shall mean, for any period, Fidelity and its
                 --------
then Subsidiaries.

          1.05  "Indemnitor" shall have the meaning set forth in  Section 5.02.
                 ----------

          1.06  "Period After Disaffiliation" shall mean any taxable year or
                 ---------------------------
other taxable period beginning after the Date of Disaffiliation and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Disaffiliation, that part of the taxable year or other taxable period that begins after the close of the Date of Disaffiliation.

          1.07  "Period Before Disaffiliation" shall mean any taxable year or
                 ----------------------------
other taxable period that ends on or before the Date of Disaffiliation and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Disaffiliation, that part of the taxable year or other taxable period through the close of the Date of Disaffiliation.

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          1.08  "Subsidiary" shall mean a corporation, partnership, joint
                 ----------
venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used. In determining whether a Subsidiary is a Subsidiary of Fidelity or Citadel for any period, Fidelity shall not be a Subsidiary of Citadel and any Subsidiary of Fidelity shall be a Subsidiary of Fidelity, not Citadel, for such period. Notwithstanding the foregoing, Gateway Investment Services, Inc. shall be a Subsidiary of Fidelity.

          1.09  "tax" or "taxes" whether used in the form of a noun or
                 ---      -----
adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "tax" or "taxes" is used (including, without limitation, regarding any duty to reimburse another party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

          1.10  "Tax Returns" shall mean all reports or returns required to be
                 -----------
filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any tax or taxes (whether domestic or foreign).


                                   Article II

              Tax Returns, Tax Payments and Tax Sharing Agreement
              ---------------------------------------------------

          2.01  Obligations to File Tax Returns.  Citadel shall timely file or
                -------------------------------
cause to be filed all Tax Returns with respect to the Fidelity Group (or any member thereof) that (a) are required to be filed and are due before the Date of

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Disaffiliation or (b) are for the taxable year or period of the Citadel Group that begins before and ends after the Date of Disaffiliation, are filed on a consolidated, combined or unitary basis and include Fidelity or any of its Subsidiaries and Citadel or any of its Subsidiaries (including Citadel consolidated return for the period that includes the Date of Disaffiliation). Upon the request of Citadel, employees of Fidelity shall assist Citadel in the preparation of the foregoing Tax Returns. Fidelity shall have the right (subject to an obligation to act in good faith) to review and approve of such Tax Returns prior to the filing thereof. Fidelity shall timely file or cause to be filed any other Tax Return with respect to the Fidelity Group (or any member thereof).

          2.02  Obligation to Remit Taxes.  Citadel and Fidelity shall each
                -------------------------
remit or cause to be remitted any taxes due in respect of any tax for which it is required to file a return and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.03.

          2.03  Tax Sharing Obligations and Prior Agreements.   (a)  Except
                --------------------------------------------
to the extent previously paid by any member of the Fidelity Group to the Citadel Group, Fidelity shall be liable for and shall hold the Citadel Group harmless against (i) any tax liability of the Fidelity Group (or any member thereof) for any Period After Disaffiliation, (ii) any tax liability of the Fidelity Group, or any member thereof, (as determined in good faith by Fidelity and without modification except for any subsequent refund or deficiency asserted by a taxing authority) for any taxable year or period in respect of the Period Before Disaffiliation for which no Tax Return has been filed as of the Date of Disaffiliation, and (iii) any tax liability resulting from a Final Determination with respect to an adjustment asserted by a taxing authority and attributable to any member of the

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Fidelity Group for any Period Before Disaffiliation other than the periods contemplated by clause (ii) above. Except to the extent previously paid by any member of the Citadel Group to the Fidelity Group, Fidelity shall be entitled to any refund or credit of taxes of the Fidelity Group (or any member thereof).
Any liability for taxes under this Section 2.03(a) shall be measured by the Citadel Group's actual liability for taxes for the taxable year with respect to which the liability for taxes under this Section 2.03(a) has arisen, after applying tax benefits otherwise available to the Citadel Group for such taxable year. Any right to a refund under this Section 2.03(a) shall be measured by the actual refund or credit of the Citadel Group attributable to the adjustment. Notwithstanding any provision of this Agreement to the contrary, any refund of taxes resulting from the carryback of consolidated net operating losses from the taxable years ending December 31, 1993 or December 31, 1994 shall be apportioned between the Citadel Group and the Fidelity Group based upon their proportionate contributions to such consolidated net operating losses.

          (b) Citadel shall be liable for and shall hold the Fidelity Group harmless against any liability attributable to any member of the Citadel Group for taxes regardless of whether attributable to a Period Before Disaffiliation or a Period After Disaffiliation, including any liability attributable to the Disaffiliation and any liability asserted against any member of the Fidelity Group under the provisions of Treasury Regulations Section 1.1502-6(a) that impose several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of taxes of any member of the Citadel Group. Citadel shall be entitled to any refund of taxes for any period that is attributable to the Citadel Group.

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          (c)  Except as set forth in this Section 2.03 and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior tax sharing agreements or practices between any member of the Citadel Group and any member of the Fidelity Group shall be terminated with respect to the Fidelity Group as of the date hereof and no further payments shall be made thereunder. Nothing in this Agreement shall limit the payment by Fidelity to Citadel of $631,000 in respect of Citadel's portion of the consolidated refund of federal income taxes for the taxable year ended December 31, 1993.

          2.04  Period that Includes the Date of Disaffiliation.
                -----------------------------------------------

          (a) To the extent permitted by law or administrative practice, the taxable year of the Fidelity Group (or any member thereof) shall be treated as closing at the close of the Date of Disaffiliation.

          (b) If it is necessary for purposes of this Agreement to determine the income tax liability of any member of the Fidelity Group for a taxable year that begins on or before and ends after the Date of the Disaffiliation and is not treated under Section 2.04(a) as closing at the close of the Date of Disaffiliation, the determination shall be made by assuming that such member of the Fidelity Group had a taxable year that ended at the close of the Date of the Disaffiliation, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.


                                  Article III

                              Net Operating Losses
                              --------------------

          3.01  Carrybacks.  Without the prior consent of Citadel, no member of
                ----------
the Fidelity Group shall carry back any

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net operating loss ("NOL") or other item from a Period After Disaffiliation to a
Period Before Disaffiliation.

          3.02  Preservation of Fidelity's Tax Attributes.  Citadel shall not
                -----------------------------------------
make any election or take any action that would have the effect of reducing the economic value of the beneficial tax attributes otherwise attributable to the Fidelity Group (or any member thereof) on the Date of Disaffiliation, including the elections available under Section 382 of the Code or Treasury Regulations
Section 1.1502-20(g).

                                   Article IV
                                    Payments
                                    --------

          4.01  Tax Sharing Agreement.  Fidelity shall pay the final amount
                ---------------------
owed, if any, under clause (ii) of Section 2.03(a) within 30 calendar days after the filing of the relevant Tax Return.

          4.02  Other Payments.  Other payments due to a party under Section
                --------------
2.03 shall be due not later than 20 calendar days after the receipt or crediting of a refund or the receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost.

          4.03  Notice.  Citadel and Fidelity shall give each other prompt
                ------
notice of any payment that may be due under this Agreement.


                                   Article V

                                   Tax Audits
                                   ----------

          5.01  General.  Except as provided in Section 5.02, each of Fidelity
                -------
and Citadel shall have sole responsibility for all audits or other proceedings with respect to returns that it is required to file under Section 2.01.

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          5.02  Indemnified Claims.  Citadel or Fidelity shall promptly notify
                ------------------
the other in writing of any examination or proposed adjustment to a return that may result in liability of the other party (the "Indemnitor") under this Agreement. The Indemnitor shall have the sole right to conduct the examination or contest the proposed adjustment and to employ counsel of its choice at its expense; provided, however, that if the examination or proposed adjustment involves a consolidated, combined or similar Tax Return for which the other party is responsible and cannot be separated from the Tax Return under applicable law, the Indemnitor shall not settle the examination or proposed adjustment without the consent of the other party, which consent shall not be unreasonably withheld. The Indemnitor shall provide the other party with information about the nature and amounts of the examination or proposed adjustments and, in the sole discretion of the Indemnitor, may permit the other party to participate in the audit or other proceeding.


                                   Article VI

                                  Cooperation
                                  -----------

          Citadel and Fidelity shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Disaffiliation.

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                                 Article VII

                         Retention of Records; Access
                         ----------------------------

          The Citadel Group and each member of the Fidelity Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all returns in respect of taxes of the Citadel Group or the Fidelity Group or for the audit of such returns; and
(b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement.


                                  Article VIII

                                    Disputes
                                    --------

          If Citadel and Fidelity cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Citadel and Fidelity. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by Citadel and Fidelity.


                                   Article IX

                           Termination of Liabilities
                           --------------------------

          Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

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                                   Article X

                            Miscellaneous Provisions
                            ------------------------

          10.01  Notices and Governing Law.  All notices required or permitted
                 -------------------------
to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, by the applicable provisions of the Investors' Purchase Agreement.

          10.02  Binding Effect; No Assignment; Third Party Beneficiaries.  This
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Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. Citadel and Fidelity hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Citadel Group and the Fidelity Group, respectively. Citadel and Fidelity shall, upon the written request of the other, cause any of their respective Subsidiaries to execute this Agreement. Citadel or Fidelity shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                              Citadel Holding Corporation



                              By  /s/ RICHARD M. GREENWOOD
                                -----------------------------------------------
                                  Name:   Richard M. Greenwood
                                  Title:  President and Chief Executive Officer


                              Fidelity Federal Bank



                              By  /s/ GODFREY B. EVANS
                                ------------------------------------------------
                                  Name:  Godfrey B. Evans
                                  Title: Executive Vice President and Secretary


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